Exhibit 5.1

March 29, 2013

Einstein Noah Restaurant Group, Inc.

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(303) 568-8000

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Chief Legal, People and Risk Officer of Einstein Noah Restaurant Group, Inc., a Delaware corporation (the “Company”). I have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement on Form S-3 (the “Registration Statement”) for the registration of an aggregate of 10,733,469 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), held by certain selling shareholders described in the Registration Statement for resale. I am furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

March 29, 2013

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ RHONDA J. PARISH
Rhonda J. Parish
Chief Legal, People and Risk Officer